CROSS SHORE DISCOVERY FUND
DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT, dated as of December 31, 2019, by and among Cross Shore Discovery Fund, a Delaware statutory trust, on behalf of the Cross Shore Discovery Fund, the sole series of the Trust (the “Trust”), Cross Shore Capital Management, LLC, a Delaware limited liability company, the investment adviser to the Trust (the “Adviser”), and Ultimus Fund Distributors, LLC, an Ohio limited liability company (the “Distributor”).

WITNESSETH:

WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust desires to retain the Distributor as the principal underwriter of the shares of beneficial interest of the Trust (the “Shares”); and

WHEREAS, the Distributor is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

Section 1. Delivery of Documents. The Trust has delivered to the Distributor copies of the following documents and will deliver to the Distributor all future amendments and supplements thereto, if any:

(a)     The Trust’s Declaration of Trust and all amendments thereto (as currently in effect and as from time to time amended, hereinafter referred to as the “Declaration”);

(b)     The Trust’s By-Laws (as currently in effect and as from time to time amended, hereinafter referred to as the “By-Laws”);

(c)     Resolutions of the Board of Trustees authorizing the execution and delivery of this Agreement;

(d)     The Trust’s Registration Statement under the 1933 Act and the 1940 Act on Form N-2 most recently filed with the Securities and Exchange Commission (the “Commission”) and all subsequent amendments or supplements thereto (the “Registration Statement”);

(e)     The Trust’s Notification of Registration under the 1940 Act on Form N-8A as filed with the Commission; and

(f)     A current Prospectus and Statement of Additional Information for the Trust (as currently in effect and as from time to time amended and supplemented, hereinafter collectively referred to as the “Prospectus”).

Section 2. Distribution.

2.1   Appointment of Distributor. The Trust hereby appoints the Distributor as principal underwriter of the Shares of the Fund and the Distributor hereby accepts such appointment and agrees to render the services and duties set forth in this Agreement.

2.2  Services and Duties.

(a)   The Trust agrees to sell through the Distributor, as agent, from time to time during the term of this Agreement, Shares upon the terms and at the current offering prices as described in the Trust’s Prospectus. The Distributor will act only in its own behalf as principal in making agreements with selected dealers or others for the sale and redemption of Shares, and shall sell Shares only at the offering prices as set forth in the Fund’s Prospectus. The Distributor shall devote its best efforts to effect the sale of shares, but shall not be obligated to sell any certain number of Shares.

(b)   In all matters relating to the sale and redemption of Shares, the Distributor and its designated agent(s) will act in conformity with the Trust’s Declaration, By-laws and the Trust’s Prospectuses and with the instructions and directions of the Board of Trustees and will conform and comply with the requirements of the Securities Exchange Act of 1934, as amended, the 1933 Act, the 1940 Act, the regulations of the Financial Industry Regulatory Authority (FINRA) and all other applicable federal or state laws or regulations. In connection with the sale of Shares, the Distributor acknowledges and agrees that it is not authorized to provide any information or make any representation other than as contained in the Trust’s Registration Statement or the Trust’s Prospectus and any sales literature approved by the Trust.

(c)   All Shares offered for sale by the Distributor shall be offered for sale to the public at a price per Share (the “offering price”) equal to their net asset value (determined in the manner set forth in the Trust’s then-current Prospectus), plus any applicable sales charge as set forth in the Fund’s then-current Prospectus.

(d)   The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Trust any comments provided by regulators with respect to such materials.

(e)   The Distributor shall enter into agreements with such qualified broker-dealers and other financial intermediaries (the “Financial Intermediaries”), as requested by the Fund or the Trust in order that such Financial Intermediaries may sell Shares. The form of any dealer agreement shall be approved by the Trust.

(f)   The Distributor shall prepare reports for the Board of Trustees regarding its activities under this Agreement and payments made under the Trust Distribution Plan as from time to time shall be reasonably requested by the Board of Trustees.

(g)   The Distributor shall monitor amounts paid pursuant to sales loads to ensure compliance with applicable FINRA rules.

(h)  The Distributor shall monitor amounts paid under the Trust Distribution Plans and pursuant to sales loads to ensure compliance with applicable FINRA rules.

2.3   Sales and Redemptions.

(a)   The Trust shall execute all documents, furnish all information and otherwise take all actions which may be reasonably necessary in the discretion of the Trust’s officers in connection with the qualification of the Shares for sale in such states as the Trust may approve, and the Trust shall pay all fees which may be incurred in connection with its qualification. The Distributor shall pay all expenses connected with its qualification as a dealer under state or federal laws. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid as provided in any Trust Distribution Plan adopted in accordance with the terms of an exemptive order received by the Trust from the U.S. Securities and Exchange Commission (the “Exemptive Order”).

(b)   The Trust shall have the right to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of Shares at any time permitted by the 1940 Act or the rules of the Commission

(c)   The Trust reserves the right to reject any order for its Shares.

(d)   No Shares shall be offered by either the Trust or the Distributor under any provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the Registration Statement shall be suspended under any of the provisions of the 1933 Act or the 1940 Act, or if and so long as a Prospectus as required by Section 10 of the 1933 Act for the Trust is not on file with the Commission; provided, however, that nothing contained in this subsection shall in any way restrict or have any application to or bearing upon the Fund’s obligation to repurchase any Shares from any shareholder in accordance with the provisions of its Prospectus.

2.4 Fees and Expenses of the Fund. The Trust shall pay all reasonable and documented out of pocket costs and expenses in connection with the registration of the Shares under the 1933 Act, all fees in connection with making notice filings under state securities “blue sky” laws, and all expenses in connection with maintaining facilities for the issue and transfer of the Shares and for supplying information, prices and other data to be furnished by the Trust hereunder, and all expenses in connection with preparing, printing and distributing the Trust’s Prospectus to existing shareholders.

The Trust will not bear any costs and expenses incurred with respect to distribution of Shares except to the extent the Trust is permitted to do so by applicable law

2.5. Fees and Expenses of the Adviser. For performing its services under this Agreement, the Adviser will pay a fee to Distributor as set forth in Exhibit A. The Adviser shall promptly reimburse Distributor for any expenses incurred on behalf of the Trust as set forth in Exhibit A.

It is understood that the Adviser will bear the costs and expenses incurred for (i) printing and mailing to prospective investors copies of the Trust’s Prospectus (including supplements thereto) and annual and interim reports of the Fund which are used in connection with the offering of the Shares; (ii) preparing, printing and mailing any other literature used by the Distributor, as authorized by the Trust, in connection with the sale of the Fund’s Shares; (iii) reimbursement for FINRA advertising compliance expenses advanced by the Distributor on behalf of the Trust; (iv)  fees for Distributor’s review of the Trust’s sales literature and website; (v) registered representative annual renewal and compliance fees; and (vi) travel and such other expenses as may be incurred by Distributor on behalf of the Trust.

The Distributor agrees to waive any compensation and expense reimbursements payable to it by the Adviser pursuant to Exhibit A (the “Compensation”) to the extent that the payment of any such Compensation would cause total compensation payable to the Distributor under this Agreement to exceed 2.5% of the Fund’s gross offering proceeds (the “Waiver”).

The Waiver shall remain in effect until such time that the Distributor no longer serves as the principal underwriter of the Fund’s shares’ provided, however, the Distributor may amend the Waiver upon the written request of the Trust and the Adviser to ensure continued compliance with underwriting compensation limitations applicable to closed-end investment companies.

Section 3. Limitation of Liability.

(a)   The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on the Distributor’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)   In the performance of its duties hereunder, the Distributor shall be obligated to exercise due care and diligence, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, the Distributor shall be entitled to rely on any written instructions, notices or other communications from the Trust and its officers and Trustees, which the Distributor reasonably believes to be genuine, valid and authorized. The Distributor shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Trust, as necessary or appropriate.

(c)   The term “Cross Shore Discovery Fund” means and refers to the Trust and its sole series. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust. The execution and delivery of this Agreement have been authorized by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust.

Section 4. Representations.

4.1.    Trust Representations. The Trust represents and warrants to the Distributor that at all times the Registration Statement and Prospectus will in all material respects conform to the applicable requirements of the 1933 Act and the 1940 Act and the respective rules and regulations thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made herein with respect to any statements in the Registration Statement or Prospectus made in reliance upon and in conformity with written information furnished to the Trust by, or on behalf of’ and with respect to, the Distributor specifically for use in the Registration Statement or Prospectus.

4.2.   Distributor’s Representations. The Distributor represents and warrants to the Trust that:

(a)   it is duly organized and validly existing as a Delaware limited liability company and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein;

(b)   it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal; and

(c)   It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

Section 5. Indemnification.

5.1.   Trust Indemnification. The Trust will indemnify, defend and hold harmless the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or in any application or other document executed by or on behalf of the Trust, or arise out of, or are based upon, information furnished by or on behalf of the Trust filed in any state in order to qualify the Shares under the securities or blue sky laws thereof (“Blue Sky Application”), or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Trust shall not be liable in any case to the extent that such loss, claim, damage or liability arises out of, or is based upon, any untrue statement, alleged untrue statement, or omission or alleged omission made in the Registration Statement, the Prospectuses, any Blue Sky Application or any application or other document executed by or on behalf of the Trust in reliance upon and in conformity with written information furnished to the Trust by, or on behalf of, and with respect to, the Distributor specifically for inclusion therein. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Trust shall not indemnify any person pursuant to this Section 4.3 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his willful misfeasance, bad faith or negligence in the performance of his duties, or his reckless disregard of obligations and duties, under this Agreement (“disabling conduct”) or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made by the vote of a majority of Trustees who are neither “interested persons” of the Trust (as defined in the 1940 Act) nor parties to the proceeding, or in a written opinion by an independent legal counsel retained by the Trust.

The Trust shall advance attorneys’ fees and other expenses incurred by any person in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 4.3, so long as such person shall: (i) undertake to repay all such advances unless it is ultimately determined that he is entitled to indemnification hereunder; and (ii) provide security for such undertaking, or the Trust shall be insured against losses arising by reason of any lawful advances, or a majority of a quorum of disinterested non-party Trustees of the Trust (or an independent legal counsel in a written opinion) shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe that such person ultimately will be found entitled to indemnification hereunder.

5.2.   Distributor’s Indemnification. The Distributor will indemnify, defend and hold harmless the Trust, the Trust’s several officers and Trustees and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities (or actions or proceedings in respect hereof) arise out of, or are based upon, any breach of its representations and warranties in Section 4.2 hereof or the willful misfeasance, bad faith, or negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement , or which arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectuses, any Blue Sky Application or any application or other document executed by or on behalf of the Trust, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon and in conformity with written information furnished to the Trust or any of its several officers and Trustees by, or on behalf of, and with respect to, the Distributor specifically for inclusion therein, and will reimburse the Trust, the Trust’s several officers and Trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim.

5.3.    General Indemnity Provisions. No indemnifying party shall be liable under its indemnity agreement contained in Section 4.3 or 4.4 hereof with respect to any claim made against such indemnifying party unless the indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve it from any liability which it may otherwise have to the indemnified party so long as the indemnifying party was not prejudiced by such delay. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, and if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by the indemnified party.

5.4.   Limitations on Damages. No party shall be liable for any consequential, special or indirect losses or damages suffered by another party, whether or not the likelihood of such losses or damages was known by the party.

Section 6. Duration and Termination. The term of this Agreement shall begin on the date of this Agreement and shall continue in effect for two (2) years thereafter, and shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, on 60 days’ written notice to the Distributor, or by the Distributor at any time, without the payment of any penalty, on 90 days’ written notice to the Trust. Upon termination, the Distributor will promptly, at the Trust’s expense, transfer to the Trust or its designee copies of all relevant books, records, correspondence and other data established or maintained by the Distributor pursuant to this Agreement and will reasonably cooperate in the transfer of its duties hereunder.

Section 7. Miscellaneous.

7.1.   Amendments. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

7.2.   Construction. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 5 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

7.3.   Notices. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if addressed to the Trust and mailed or delivered to it at its principal office set forth in the Registration Statement, or at such other place as the Trust may from time to time designate in writing. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Distributor shall be sufficiently given if addressed to the Distributor and mailed or delivered to it at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246, Attention: President, or at such other place as the Distributor may from time to time designate in writing.

7.4.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

7.5   Counterparts. This Agreement may be in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8. Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust regarding any Trust shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trust.

Section 9. Confidentiality. During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Trust which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i)  or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed by their officers designated below as of the date and year first above written.

CROSS SHORE DISCOVERY FUND

By:

Name:	Greg Knoth
Title:	Treasurer

ULTIMUS FUND DISTRIBUTORS, LLC

By:

Name:	Kevin Guerette
Title:	President

CROSS SHORE CAPITAL MANAGEMENT, LLC
As to Section 2.5

By:

Name:	Neil Kuttner
Title:	Managing Member

EXHIBIT A

DISTRIBUTION FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	Fees – Standard [1]

Annual Basis Points Fee:

0.01% of month end net assets of each Trust series

Subject to Annual Minimum of: [2]

$15,000 per Trust series

[1]

Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, legal expenses associated with negotiating customized agreements with selling group counterparties, regulatory filing fees and all other expenses incurred on behalf of the Trust. Additional fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]

Minimum fees include the initial compliance review cycle of four quarterly fact sheets, management discussion and analysis (MD&A) as well as two pages per month. Trust level pricing is quoted based on number of portfolios and related business requirements.

Additional Services:
●	Conversion of existing business	- Quoted based on business requirements
●	Advertising compliance review (including fund websites)	$150 per hour
●	Expedited advertising review (including fund websites)	- $250 per hour
●	FINRA and other filing fees	- Pass through
●	Licensing of associated persons	- $250 per month*
(Distributor accepts only series 6, 7, and 63)
●	Travel and out-of-pocket expenses	- Pass through when associated with the compliance
audit of registered person
●	Customized or adhoc reporting	- Quoted based on scope
●	Production of quarterly fact sheets	- $1,500 per quarter
●	Electronic advertising campaign	- $2,500 per campaign
●	Event-based internal wholesaling	- $500 - $5,000 per event
●	Customized RIA list	- $500 per list
●	Platform conference representation	- Quoted based on conference

*	Registration fees as well as state licensing fees are pass through expenses.

[3]

The Distributor agrees to waive any compensation and expense reimbursements payable to it by the Adviser pursuant to Exhibit A (the “Compensation”) to the extent that the payment of any such Compensation would cause total compensation payable to the Distributor under this Agreement to exceed 2.5% of the Fund’s gross offering proceeds (the “Waiver”).

The Waiver shall remain in effect until such time that the Distributor no longer serves as the principal underwriter of the Fund’s shares’ provided, however, the Distributor may amend the Waiver upon the written request of the Trust and the Adviser to ensure continued compliance with underwriting compensation limitations applicable to closed-end investment companies.